Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of 9.75% Series A Convertible Preferred Stock

of

Wyndham International, Inc.

at

$30.00 Net Per Share

by

Mercury Special Situations Fund LP

and

Equity Resource Dover Fund LP

THE OFFER AND ANY WITHDRAWAL RIGHTS THAT YOU MAY HAVE (AS DESCRIBED IN THIS OFFER TO PURCHASE) WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME,

ON MONDAY, FEBRUARY 28, 2005, UNLESS THE OFFER IS EXTENDED.

This Offer is being made by Mercury Special Situations Fund LP, a Delaware limited partnership and Equity Resource Dover Fund LP, a Massachusetts limited partnership (collectively the “Purchaser”), to purchase all outstanding shares of 9.75% Series A Convertible Preferred Stock (“Shares”) of Wyndham International, Inc. (“Wyndham”).

The Offer is not conditioned upon any event or factor. See Section 14—“Certain Conditions of the Offer.”

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. A stockholder also may contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Dealer Manager for the Offer is:

EQUITY RESOURCE INVESTMENTS LLC

44 Brattle Street

Cambridge, MA 02138

January 28, 2005

IMPORTANT

Any stockholder desiring to tender all or a portion of such stockholder’s Shares must:

1. for Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

•	contact the broker, bank, trust company or other nominee and request that the broker, dealer, bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2. for Shares that are registered in such stockholder’s name and held in book entry form:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in the Letter of Transmittal);

•	if using the Letter of Transmittal, have such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to the Depositary; and

•	transfer the Shares through book-entry transfer into the Depositary’s account.

3. for Shares that are registered in such stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to The Bank of New York, the Depositary, at its address on the back of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase are followed.

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SUMMARY TERM SHEET

Securities Sought:	Preferred Stock Offer : All outstanding shares of 9.75% Series A Convertible Preferred Stock of Wyndham International, Inc.

Price Offered Per Share:	$30.00 net to you in cash, without interest, for each share of 9.75% Series A Convertible Preferred Stock.

Scheduled Expiration of Offer:	12:00 midnight, Eastern Standard Time, on Monday, February 28, 2005, unless extended

The Purchaser:	Mercury Special Situations Fund LP, a Delaware limited partnership and Equity Resource Dover Fund LP, a Massachusetts limited partnership

The following are some of the questions you, as a stockholder of Wyndham, may have and our answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Shares?

The Purchasers are Mercury Special Situations Fund LP, a private investment limited partnership formed under the laws of the State of Delaware for the purpose of investing in publicly-traded real estate securities and Equity Resource Dover Fund LP, a partnership formed under the laws of the Commonwealth of Massachusetts to invest in real estate. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Purchaser.”

What are the classes and amounts of securities being sought in the Offer?

In this offer, we are offering to purchase all issued and outstanding shares of 9.75% Series A Convertible Preferred Stock of Wyndham. See “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay and in what form of payment?

In this offer, we are offering to pay $30.00, net to you in cash without interest thereon, for each share of 9.75% Series A Convertible Preferred Stock.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

The Purchaser has sufficient cash funds to purchase all Shares validly tendered, and not withdrawn, in the Offer. The Purchaser will use its cash on hand for this purpose. The Offer is not conditioned upon any financing arrangements. See Section 10—“Source and Amount of Funds.”

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Is your financial condition relevant to my decision to tender in the Offer?

We do not think our financial condition is relevant to your decision as to whether to tender your Shares into the Offer based on the following: (a) the consideration offered consists solely of cash; (b) the Offer is not subject to any financing condition; and (c) the Offer is for all of the outstanding Shares of the subject class (the 9.75% Series A Convertible Preferred Stock of Wyndham International, Inc.). See Section 10—“Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, Eastern Standard Time, on Monday, February 28, 2005, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—“Terms of the Offer” and Section 3—“Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

At our sole discretion, the Offer may be extended beyond 12:00 midnight, Eastern Standard Time, on Monday, February 28, 2005. We may also elect, in our sole discretion, to immediately accept for payment and promptly purchase Shares tendered and not withdrawn during the initial offer period at midnight on February 28, 2005 or such later time as the Offer may have been extended and provide a “subsequent offering period”, which would be an additional period of 30 to 60 business days beginning after the Offer expires. During this subsequent offering period, you would be permitted to tender, but not withdraw, your Shares and receive $30.00 per share, net to you in cash, without interest. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so. See Section 1—“Terms of the Offer.”

How will I be notified if the Offer is extended or a subsequent offering period is provided?

If we extend the Offer or provide a subsequent offering period, we will inform The Bank of New York, the depositary for the Offer, and make a public announcement of the extension, not later than 9:00 a.m., Eastern Standard Time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

Are there significant conditions to the Offer?

There are no significant conditions to the Offer.

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to The Bank of New York, the Depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through The Bank of New York. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain extra time to do so by having a broker, a bank or other fiduciary which is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three business days. However, the Depositary must receive the missing items within that three trading day period or your Shares will not be validly tendered. See Section 3—“Procedure for Tendering Shares.”

How do I withdraw previously tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to The Bank of New York, the depositary for the Offer, while you still have the right to withdraw the Shares. See Section 4—“Withdrawal Rights.”

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Until what time may I withdraw Shares that I have tendered?

If you tender your Shares, then you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by February 28, 2005, you may withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period.

See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

What does the board of directors of Wyndham think of the Offer?

In accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, Wyndham is required to submit a response to this Offer to the Securities and Exchange Commission. Wyndham’s position regarding this Offer will likely be set forth therein. See “Introduction” to this Offer to Purchase and Section 11—“Background of the Offer.”

Have any Wyndham stockholders agreed to tender their Shares?

No. The Offer has not yet been formally extended, and thus, no shareholders have yet agreed to tender their Shares.

If the Offer is consummated, will Wyndham continue as a public company?

Yes. Even if we purchase all the tendered Shares, Wyndham will remain a public company. We are only seeking to purchase all outstanding 9.75% Series A Convertible Preferred Shares of Wyndham. Wyndham has also previously issued common shares of stock in its company, approximately 169,302,483 of which are currently outstanding.

What is the market value of my Shares as of a recent date?

On January 26, 2005, the last trading day before we announced the Offer, the last sale price of Wyndham’s 9.75% Series A Convertible Preferred Stock reported on the American Stock Exchange was $28.00 per share. We advise you to obtain a recent quotation for the stock in deciding whether to tender your Shares. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

Who can I talk to if I have questions about the Offer?

You may call Equity Resource Investments, the information agent for the Offer, at (617) 876-4800.

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To the Holders of 9.75% Series A Convertible Preferred Stock of Wyndham International, Inc.

INTRODUCTION

Mercury Special Situations Fund LP, a Delaware limited partnership and Equity Resource Dover Fund LP, a Massachusetts limited partnership (collectively the “Purchaser”), hereby is making an offer to purchase (the “Offer”) all issued and outstanding shares of 9.75% Series A Convertible Preferred Stock, par value $100 per share (the “Shares”), of Wyndham International, Inc., a Delaware corporation (“Wyndham”), net to the seller in cash, without interest thereon (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the “Offer Price”) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by The Bank of New York, which is acting as the depositary (the “Depositary”), Equity Resource Investments LLC, which is acting as the information agent (the “Information Agent”), and Equity Resource Investments LLC, which is acting as dealer manager (the “Dealer Manager”). See Section 16—“Fees and Expenses.”

Certain U.S. federal tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—“Certain United States Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $30.00 per share, net to the seller in cash, without interest thereon, for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, Eastern Standard Time, on Monday, February 28, 2005 (such date and time, the “Initial Expiration Date”), unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

The Purchaser may, without the consent of Wyndham, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary if:

at the Expiration Date, any of the conditions to the Purchaser’s obligation to purchase Shares in the Offer has not been satisfied or waived; or

any rule, regulation or interpretation of the United States Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer requires that the Offer be extended.

If at the Expiration Date all of the conditions to the Offer have been satisfied or waived, the Purchaser may elect to provide a subsequent offering period of 30 to 60 business days (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Exchange Act. A Subsequent Offering Period would be an additional period of time following the expiration of the initial offer period during which stockholders could tender Shares not tendered in the Offer and receive the Offer Price. During a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered and tendering stockholders will not have withdrawal rights. The Purchaser cannot elect to provide a Subsequent Offering Period unless the Purchaser announces the results of the Offer no later than 9:00 a.m., Eastern Standard Time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period. The Purchaser does not currently intend to provide a Subsequent Offering Period, although it reserves the right to do so in its sole discretion.

Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

The Purchaser may, at any time and from time to time prior to the expiration of the Offer, waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary.

If by 12:00 midnight, Eastern Standard Time, on Monday, February 28, 2005 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the applicable rules and regulations of the SEC, may:

terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

waive any of the unsatisfied conditions of the Offer, to the extent permitted by applicable law, and subject to complying with applicable rules and regulations of the SEC and its staff applicable to the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date;

except as set forth above, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, if any, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

except as set forth above, amend the Offer.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

As described above, the Purchaser may, subject to certain conditions, elect to provide a Subsequent Offering Period. In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). The SEC, however, has recently stated that such advance notice may not be required under certain circumstances. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of Wyndham consistent with the requirements of the SEC.

Wyndham has agreed to provide the Purchaser with Wyndham’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 of this Offer to Purchase, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights” promptly after the Expiration Date. If the Purchaser includes a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares,” a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares”; and

any other documents required under the Letter of Transmittal.

The per share consideration paid to any holder of any Share in the Offer will be the highest per share consideration paid to any other holder of any Share in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, certificates representing such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—“Withdrawal Rights.” See Section 15—“Certain Legal Matters.”

3. Procedure for Tendering Shares

Valid Tender . A stockholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

for Shares held as physical certificates (“Share Certificates”), the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one was provided);

for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one was provided); or

the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer . The Depositary will establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into a Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees . No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share certificate, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery . If a stockholder desires to tender Shares pursuant to the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

such tender is made by or through an Eligible Institution;

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the “NASDAQ”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

Other Requirements . Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share certificates (or a timely Book-Entry Confirmation), (2) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

Appointment as Proxy . By executing the Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Wyndham’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Wyndham stockholders.

Determination of Validity . All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be resolved by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser’s interpretation of the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager, Wyndham or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Backup Withholding . In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. stockholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable laws, tenders of Shares are irrevocable.

Stock tendered into the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 28, 2005.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—“Procedure for Tendering Shares” any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1—“Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, Wyndham or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences to holders of Shares whose Shares are sold pursuant to the Offer. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular stockholder may differ depending on that stockholder’s own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, holders who perfect their appraisal rights, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer to holders who hold their shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.

Each holder is urged to consult such holder’s tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a holder who receives cash in exchange for Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Shares have been held for one year or less at the time of disposition. In the case of a tendering individual stockholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

A stockholder (other than certain exempt stockholders including, among others, corporations) that receives cash for Shares pursuant to the Offer generally will be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate is 28%) unless the stockholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 3—“Procedure for Tendering Shares.” Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

6. Price Range of the Shares; Dividends on the Shares

The Series A Convertible Preferred Stock was created through a rights offering to common shareholders of the Subject Company that commenced in September 1999 and was concluded on December 13, 1999. The rights offering was instituted as part of a settlement of litigation against the Subject Company as the result of a significant reorganization consummated on June 30, 1999, notably including the sale of $1 billion (10,000,000 shares) of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock was sold to a small number of institutional investors in a private placement. The Series B Convertible Preferred Stock is not listed or traded on any public exchange nor is there any pricing information made public with respect to those shares. Of a total of 3,000,000 Class A Convertible Preferred Shares offered, only 55,992 shares of the Series A Convertible Preferred Stock were sold.

The Series A Convertible Preferred Stock has the same economic terms as the Series B Preferred Stock, but has no voting rights, except as required by law and except for a limited right to elect two directors if dividends are in arrears for six consecutive quarters.

The Company discloses only the total number of Preferred Stock outstanding, which is 15,452,371 shares as of the Form 10-Q for the period ended September 30, 2004. The Company does not disclose the share count for either of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock individually. The Purchaser estimates that there are approximately 84,000 shares of Series A Convertible Stock outstanding, although the actual number could be materially more or less.

The 9.75% Series A Convertible Preferred Stock has been traded on the American Stock Exchange under the symbol “WYHMP” since December 8, 1999. The following table sets forth, for each of the periods indicated, the high and low reported sales price per share based on published financial sources.

	High	Low
Year Ended December 31, 2003	$0.75	$0.01
Year Ended December 31, 2004	$30.00	$5.00
First Quarter 2004	$5.00	$5.00
Second Quarter 2004	$15.51	$12.30
Third Quarter 2004	$20.00	$16.50
Fourth Quarter 2004	$30.00	$21.00
First Quarter (through January 27, 2005)	$28.00	$27.10

On January 27, 2005, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Stock on the American Stock Exchange was $ 28.00 per share. Stockholders are urged to obtain a current market quotation for the Stock.

According to its most recent Form 10-Q filed November 9, 2004, for the six year period beginning September 30, 1999, dividends on Wyndham’s Series A Preferred Stock are payable partly in cash and partly in additional shares of our Series A Preferred Stock, with the cash portion aggregating $29.5 million per year, so long as there is no redemption or conversion of its Series A Preferred Stock. For the following four years, dividends are payable in cash or additional shares of Wyndham’s Series A Preferred Stock, as determined by Wyndham’s Board of Directors. After year ten, dividends are payable solely in cash.

Wyndham is prohibited under the terms of the 2002 amendments to its senior credit facility and increasing rate loans facility from paying cash dividends on the Series A Preferred Stock. As of September 30, 2004, Wyndham has deferred payments of the cash portion of the Preferred Stock dividend totaling approximately $95 million. In addition, according to the terms of its Series A Preferred Stock, if the cash dividends on the Preferred Stock are in arrears and unpaid for at least 60 days, then an additional amount of dividends will accrue at an annual rate of 2.0% of the stated amount of each share of Preferred Stock then outstanding from the last payment date on which cash dividends were to be paid in full until the cash dividends in arrears have been paid in full. These additional dividends are cumulative and payable in additional shares of preferred stock. For the nine months ended September 30, 2004, Wyndham has issued additional stock dividends of approximately 22,118,000 shares of Series A & B Convertible Preferred Stock.

In making its decision to make the Offer, the Purchaser considered recent trading prices as they relate to the Shares’ current dividend structure. The Purchaser’s goal is to realize a profit on its in shares through appreciation in stock price, the issuance of additional Shares and the eventual payment of cash dividends. It weighed these goals against the current performance of the Subject Company. As discussed in its most recent 10-K and 10-Q reports, the Subject Company is in the process of selling portions of its current portfolio to pay down some of its debt ($2.25 billion as of September 30, 2004) and streamline its operations. How this plan impacts the value of shares in the future or the Subject Company’s ability to eventually pay dividends is difficult to predict. However, the Subject Company’s ongoing execution of its strategy and recent improvements in the Subject Company’s remaining portfolio led the Purchaser to conclude that the risks associated the purchase of Shares was manageable as related to recent trading prices. Based on this conclusion, the Purchaser is conducting the Offer at a price that represents a premium to the trading price for Shares on the last full trading day prior to the commencement of the Offer.

7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations

Market for the Shares. The Purchaser’s purchase of Shares pursuant to the Offer will reduce the number of holders of 9.75% Series A Convertible Preferred Stock. The Purchaser’s purchase of shares in the Offer will also reduce the number of shares of 9.75% Series A Convertible Preferred Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of 9.75% Series A Convertible Preferred Stock held by the public.

8. Certain Information Concerning Wyndham

Wyndham is a Delaware corporation with its principal executive office at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207. The Subject Company’s telephone number is (214) 863-1000. According to its Form 10-Q for the quarterly period ended September 30, 2004, Wyndham is a fully integrated and multi-branded hotel enterprise that operates primarily in the upper upscale and luxury segments. As of September 30, 2004, Wyndham owned interests in 74 hotels with over 22,000 guestrooms and leased 5 hotels from third parties with over 900 guestrooms. In addition, Wyndham managed 26 hotels for third party owners with over 7,500 guestrooms, franchised 48 hotels with over 9,700 guestrooms and has a strategic alliance with a third party for 6 hotels with over 1,900 guestrooms.

The Subject Company’s hotel portfolio is made up primarily of properties operating under its Wyndham brand umbrella. The Wyndham brands are as follows:

Wyndham Hotels & Resorts is the Subject Company’s principal proprietary brand of hotels and resorts. It features upper upscale, full-service hotels that contain an average of 300 hotel rooms, generally between 15,000 and 315,000 square feet of meeting space and a full range of guest services and amenities for business and leisure travelers as well as conferences and conventions. These hotels, which are located primarily in the central business districts and dominant suburbs of major metropolitan markets, target business groups, meetings and individual business and leisure travelers.

Wyndham Luxury Resorts includes five-star, luxury hotel properties featuring between 50 and 200 rooms, numerous fine dining options and other luxury and recreational amenities.

Wyndham Garden Hotels includes hotels that are located principally near major airports and suburban business districts and serve individual business travelers and small business groups. These full-service hotels feature between 150 and 230 guest rooms, and include up to 6,500 square feet of meeting space.

Summerfield Suites by Wyndham competes in the upper upscale, all-suites segment. Each suite contains a fully equipped kitchen, a spacious living room and a private bedroom. Many of the suites feature two bedroom, two bath units. Each hotel also has a swimming pool, exercise room and other amenities to serve business and leisure travelers. Each hotel features 90 to 280 suites in either interior or exterior corridor design.

As of December 31, 2003, the Subject Company also had a non-proprietary branded hotel portfolio consisting of 24 hotels aggregating over 5,800 rooms under franchise or brand affiliations with nationally recognized hotel companies, including Crowne Plaza, Hilton, Hyatt, Radisson, Holiday Inn, Doubletree, Ramada and Marriott .

The Subject Company’s most recent 10-K lists its owned and leased hotels as of December 31, 2003. It also lists for each hotel, the location, the number of rooms and, for the year ended December 31, 2003, total revenue, average daily rate, average occupancy rate, and revenue per available room.

Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to Wyndham, excerpted or derived from Wyndham’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2004, as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in such reports and in other documents filed by Wyndham with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

Available Information. Wyndham is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Wyndham’s directors and officers, their remuneration, options granted to them, the principal holders of Wyndham’s securities and any material interests of such persons in transactions with Wyndham is required to be disclosed in proxy statements distributed to Wyndham’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Wyndham that have been filed via the EDGAR System.

The information concerning Wyndham contained in this Offer to Purchase, including that set forth below under the caption “Selected Financial Information,” has been furnished by Wyndham or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of the Purchaser, the Dealer Manager or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning Wyndham contained in such documents and records or for any failure by Wyndham to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$39,795	$62,441
Restricted cash	93,495	130,457
Accounts receivable, net of allowance for doubtful accounts of $4,092 in 2004 and $4,489 in 2003	92,109	71,077
Inventories	12,657	13,680
Prepaid expenses and other assets	9,403	10,564
Assets held for sale, net of accumulated depreciation of $341,572 in 2004 and $119,868 in 2003	644,879	238,330

Total current assets	892,338	526,549

Investment in real estate and related improvements, net of accumulated depreciation of $674,494 in 2004 and $901,779 in 2003	2,003,786	2,938,808
Investment in unconsolidated subsidiaries	50,252	48,252
Notes and other receivables	24,017	43,320
Management contract costs, net of accumulated amortization $6,910 in 2004 and $20,204 in 2003	5,592	79,014
Leasehold costs, net of accumulated amortization of $81 in 2004 and $32 in 2003	6,485	572
Trade names, net of accumulated amortization of $41,123 in 2004 and $37,123 in 2003	84,788	86,743
Deferred acquisition costs	4,684	4,459
Deferred expenses, net of accumulated amortization of $91,849 in 2004 and $73,758 in 2003	28,151	49,267
Other assets	4,409	6,143

Total assets	$3,104,502	$3,783,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$11,256	$28,609
Accrued payroll costs	48,282	45,866
Dividends payable	95,016	73,100
Accrued insurance and property taxes	50,732	40,559
Other accrued expenses	70,809	61,875
Advance deposits	30,198	33,006
Borrowings associated with assets held for sale	185,321	118,133
Current portion of borrowings under credit facility, term loans, mortgage notes and capital lease obligations	662,366	292,661

Total current liabilities	1,153,980	693,809

Borrowings under credit facility, term loans, mortgage notes and capital lease obligations	1,568,305	2,271,165
Derivative financial instruments	19,721	56,760
Deferred income taxes	38,231	39,999
Deferred income	9,501	10,051
Minority interest in the Operating Partnerships	20,565	21,289
Minority interest in other consolidated subsidiaries	58,588	39,981
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value; authorized: 150,000,000 shares; shares issued and outstanding: 15,452,371 in 2004 and 14,423,151 in 2003	155	144
Common stock, $0.01 par value; authorized: 750,000,000 shares; shares issued and outstanding: 169,300,008 in 2004 and 168,238,102 in 2003	1,693	1,682
Additional paid in capital	4,260,962	4,166,227
Receivables from shareholders and affiliates	(6,855)	(18,121)
Accumulated other comprehensive income	(6,229)	(8,918)
Accumulated deficit	(4,014,115)	(3,490,941)

Total shareholders’ equity	235,611	650,073

Total liabilities and shareholders’ equity	$3,104,502	$3,783,127

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Room revenues	$109,258	$95,787	$374,825	$319,731
Food and beverage revenues	58,141	48,728	221,457	175,576
Other hotel revenues	31,286	31,395	113,701	111,308

Total hotel revenues	198,685	175,910	709,983	606,615
Management fee and service fee income	4,254	4,162	13,059	13,012

Total revenues	202,939	180,072	723,042	619,627

Expenses:
Room expenses	28,988	25,652	89,981	78,283
Food and beverage expenses	43,634	37,829	148,327	121,976
Other hotel expenses	91,717	79,560	287,340	251,749

Total hotel expenses	164,339	143,041	525,648	452,008
General and administrative	18,945	10,729	48,717	45,043
Depreciation and amortization	24,805	26,072	77,561	81,094

Total operating expenses	208,089	179,842	651,926	578,145

Operating (deficit) income	(5,150)	230	71,116	41,482
Other income (expenses):
Interest and other income	1,466	1,693	2,480	3,903
Interest expense	(46,800)	(41,679)	(145,542)	(126,785)
Loss on sale of assets	—	—	—	(4,941)
Loss on derivative instruments	(1,974)	(2,266)	(3,666)	(21,135)

Total other expenses	(47,308)	(42,252)	(146,728)	(148,958)

Operating loss from continuing operations	(52,458)	(42,022)	(75,612)	(107,476)
Equity in earnings of unconsolidated subsidiaries	217	896	1,583	1,596

Loss from continuing operations before income taxes and minority interest	(52,241)	(41,126)	(74,029)	(105,880)
Income tax benefit (provision)	2,668	3,239	(504)	48,258

Loss from continuing operations before minority interest	(49,573)	(37,887)	(74,533)	(57,622)
Minority interest in consolidated subsidiaries	1,280	1,045	(8,132)	(1,025)

Loss from continuing operations	(48,293)	(36,842)	(82,665)	(58,647)
Discontinued operations:
Income (loss) from operations of discontinued hotels	(2,356)	(21,447)	(8,768)	(43,566)
Impairment loss	(11,499)	(37,260)	(353,720)	(133,842)
Leasehold termination	(31)	(164)	(1,071)	(151,558)
Gain on sale of assets	48,411	2,777	49,555	7,493

Income (loss) from discontinued operations before taxes	34,525	(56,094)	(314,004)	(321,473)
Income tax (provision) benefit from discontinued operations	(1,868)	3,839	(1,633)	92,098

Income (loss) from discontinued operations	32,657	(52,255)	(315,637)	(229,375)

Net loss	$(15,636)	$(89,097)	$(398,302)	$(288,022)

Net loss attributable to common shareholders:
Net loss	$(15,636)	$(89,097)	$(398,302)	$(288,022)
Preferred stock dividends	(42,426)	(39,254)	(124,861)	(115,562)

Net loss attributable to common shareholders	$(58,062)	$(128,351)	$(523,163)	$(403,584)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.54)	$(0.45)	$(1.23)	$(1.04)
Income (loss) from discontinued operations	0.19	(0.31)	(1.87)	(1.36)

Loss per common share	$(0.35)	$(0.76)	$(3.10)	$(2.40)

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(398,302)	$(288,022)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	131,537	174,524
Amortization of unearned stock compensation	2,064	1,711
Amortization of deferred loan costs	21,213	23,732
Net gain on sale of assets	(49,555)	(2,552)
Gain on derivative financial instruments	(32,914)	(14,681)
Impairment loss on assets	353,720	133,842
Write-off of intangible assets	—	152,077
Write-off of deferred acquisition costs	1,129	194
Provision for bad debt expense	(134)	5,256
Equity in earnings of unconsolidated subsidiaries	(1,583)	(1,596)
Minority interest in consolidated subsidiaries	8,308	1,413
Deferred income taxes	(3,285)	(145,570)
Changes in assets and liabilities:
Accounts receivable and other assets	4,663	15,377
Inventory	1,698	1,767
Deferred income	(319)	212
Accounts payable and other accrued expenses	2,737	(14,154)

Net cash provided by operating activities	40,977	43,530

Cash flows from investing activities:
Improvements and additions to hotel properties	(52,095)	(32,384)
Proceeds from sale of assets	402,280	128,705
Investment in leasehold	(6,343)	—
Acquisition of trade name intangible	(5,006)	—
Changes in restricted cash accounts	48,338	(8,573)
Collection on other notes receivable	634	462
Advances on other notes receivable	(44)	(4,005)
Deferred acquisition costs	(1,899)	(1,632)
Other	(27)	(3,343)

Net cash provided by investing activities	385,838	79,230

Cash flows from financing activities:
Borrowings under credit facility and mortgage notes	60,000	460,000
Repayments of borrowings under credit facility and mortgage notes	(499,074)	(552,411)
Payment of deferred loan costs	(2,598)	(20,302)
Distributions made to minority interest in other consolidated subsidiaries	(6,274)	(931)
Other	(1,712)	—

Net cash used in financing activities	(449,658)	(113,644)

Effect of exchange rate changes on cash	197	141
Net (decrease) increase in cash and cash equivalents	(22,646)	9,257
Cash and cash equivalents at beginning of period	62,441	37,239

Cash and cash equivalents at end of period	$39,795	$46,496

9. Certain Information Concerning the Purchaser

The Purchaser. Mercury Special Situations Fund LP is a private investment limited partnership formed under the laws of Delaware. The Purchaser’s principal executive offices are located at 100 Field Point Road, Greenwich, CT 06830 and its telephone number is (203) 769-2980.

Equity Resource Fund Dover Fund Limited Partnership was formed under Massachusetts law in February 2004 for the purpose of providing a secondary market for real estate limited partnership interests. Its predecessor entity, Equity Resource Group, Inc., was formed under Massachusetts law in March 1981 for the purpose of providing financial consulting services in the field of real estate limited partnerships syndicated through private placement offerings. The corporation’s functions include advising real estate developers, investors and syndicators in the areas of financial analysis, negotiation and the structuring of investment entities.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the executive officers of the Purchasers are set forth in Schedule I hereto.

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase (a) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Wyndham and (b) neither the Purchaser, nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Wyndham during the past 60 days.

Except as described in this Offer to Purchase neither Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Wyndham (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Wyndham or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Wyndham or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

10. Source and Amount of Funds

The Offer is not conditioned upon any financing arrangements. The Purchaser estimates that the total amount of funds required to consummate the Offer will be approximately $2,520,000 plus any related transaction fees and expenses. The Purchaser will acquire all such funds from its existing working capital.

Because the only consideration in the Offer is cash and the Offer is to purchase all outstanding 9.75% Series A Convertible Preferred Stock, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of the Purchaser the Purchaser believes the financial condition of the Purchaser and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

11. Background of the Offer; Past Contacts, Negotiations and Transactions

Other than its January 18, 2005 written request for a list of the Shareholders for the purposes of conducting the Offer and discussions regarding the Subject Company’s compliance with that request, the Purchaser has had no contact or negotiations with the Subject Company, the managers of the Subject Company or their affiliates. Neither the Subject Company, the managers or any of their affiliates have disclosed to the Purchaser or disclosed in any filings made by the Partnership with the SEC, any plans or intentions to liquidate the Subject Company.

12. Purpose of the Offer; Plans for Wyndham; Other Matters

The Purchaser is making the Offer for investment purposes with a view towards making a profit. The Purchaser’s intent is to acquire Shares at a discount to the value that the Purchaser might ultimately realize from owning the Shares acquired under the Offer. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made as to the fairness of the Offer Price. The Purchaser expects to benefit from any one or a combination of the following: future cash dividends paid to the Shares acquired under the Offer, additional shares issued to Shareholders in lieu of cash dividends, appreciation in the market value of Shares acquired under the Offer, and/or the payment of previously deferred and accrued dividends to Shareholders.

The Purchaser and its affiliates may acquire additional Shares through private purchases, one or more future tender offers, or by any other means deemed advisable. The Purchaser does not currently have any plan or purpose (either formal or informal) of acquiring Shares in a series of successive and periodic offers in order to acquire Shares over time at the lowest possible price at which unit Shareholders are willing to sell. The Purchaser is, however, involved in the business of acquiring publicly-traded securities and may conduct future offers for Shares in the Partnership. If the Purchaser does conduct future offers, it will determine pricing for those offers based primarily on the market value of the Shares at the time of offer.

The Offer is not conditioned upon the valid tender of any minimum number of the Units. The Purchaser expressly reserves the right, in its sole discretion and for any reason, to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to do so.

13. Certain Legal Matters

Except as described in this Section 13—“Certain Legal Matters,” based on information known by the Purchaser, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of Wyndham that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser presently contemplates that such approval or other action will be sought, except as described below under “State Takeover Laws.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Wyndham’s business or that certain parts of Wyndham’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14—“Certain Conditions of the Offer” for certain conditions of the Offer, including conditions with respect to governmental actions.

State Takeover Statutes . A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Purchaser does not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer, and the Purchaser has attempted to comply with any state antitakeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14—“Certain Conditions of the Offer.”

14. Certain Conditions of the Offer

The conditions set forth in the Offer may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion on or prior to the expiration of the Offer. The failure by the Purchaser at any time on or prior to the expiration of the offer to exercise these rights will not be deemed a waiver of these rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time on or prior to the expiration of the offer. The Purchaser confirms that it has disclosed all conditions of the Offer and that all conditions of the Offer must be satisfied prior to the expiration of the Offer. If any material conditions of the Offer are waived, the Purchaser will amend the Offer to disclose its waiver. If the amendment is filed with less than ten (10) business days remaining in the Offer, the Purchaser will extend the offer giving limited partners at least ten (10) business days following the amendment to consider the amended offer.

15. Fees and Expenses

Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

The Purchaser has retained The Bank of New York to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under federal securities laws.

The Purchaser has retained Equity Resource Investments to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under federal securities laws.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16. Miscellaneous

The Offer is being made to all holders of 9.75% Series A Convertible Preferred Stock of Wyndham. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Purchaser has filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto.

Mercury Special Situations Fund LP

Equity Resource Dover Fund LP

January 28, 2005

SCHEDULE I

EXECUTIVE OFFICERS OF

THE PURCHASER

The names of the executive officers of the Purchaser and their present principal occupations or employment and material employment history for the past five years are set forth below. Each individual is a citizen of the United States, and his business address is 100 Field Point Road, Greenwich, CT 06830.

Mercury Special Situations Fund LP

Name	Position and Principal Occupation
David R. Jarvis	Manager of Mercury Special Situations Fund LP
Malcolm F. MacLean IV	Manager of Mercury Special Situations Fund LP

Mr. Jarvis co-founded Mercury Partners LLC and its affiliates in February 2000. He is the Chief Investment Officer for Mercury and the Senior Portfolio Manager for the real estate securities hedge funds that Mercury manages. Mr. Jarvis has managed Mercury Real Estate Ventures III LLC, Mercury Targeted Securities Fund LP, and Mercury Special Situations Fund LP since their inception.

Mr. Jarvis has over 25 years experience in the real estate and securities industries in the United States and Europe, with extensive experience in analyzing, structuring and acquiring real estate securities and real property. He has structured and executed over $20 billion of public and private equity and debt capital market transactions as well as mergers and acquisitions for real estate companies. Mr. Jarvis has been involved with numerous notable real estate transactions including the sale of the Rockefeller Center. Prior to joining Mercury Partners, David was a Managing Director and Co-Head of the Real Estate Group at PaineWebber Incorporated (1994-2000) and a founder of the Kidder, Peabody & Co. Real Estate Group (1991-1994).

Previously, Mr. Jarvis was a Principal and Chief Investment Officer for Greystone Realty Corporation, the real estate investment advisory affiliate of New York Life Insurance Company, and a Principal of Copley Real Estate Advisors (now AEW). Formerly, he practiced real estate and securities law in Los Angeles and Newport Beach, California with the law firm of Paul, Hastings, Janofsky & Walker and also clerked while in law school in the Enforcement Division of the Securities and Exchange Commission (“SEC”).

Mr. Jarvis received a Bachelor of Arts, Phi Beta Kappa, from Williams College in 1975 and a Juris Doctor with Honors from George Washington University in 1978.

Mr. MacLean co-founded Mercury Partners LLC and its affiliates in February 2000. He is the Co-Portfolio Manager and Head Trader for the real estate securities hedge funds that Mercury manages. Mr. MacLean has managed Mercury Real Estate Ventures III LLC, Mercury Targeted Securities Fund LP and Mercury Special Situations Fund LP since their inception. He has over 12 years of experience in the real estate securities business while specializing in the structuring and acquisition of public and private real estate securities and property throughout the United States and Western Europe. In addition, Mr. MacLean has extensive experience in originating, structuring and executing public and private equity, debt and mergers and acquisitions transactions for real estate companies having consummated transactions totaling in excess of $15 billion.

Prior to the formation of Mercury Partners, Mr. MacLean was a Senior Vice President of PaineWebber’s Real Estate Group. Previously, he was a Vice President in the Real Estate Group of Kidder, Peabody & Co. which he joined in 1992, and subsequently joined PaineWebber in 1994 as a result of its acquisition of Kidder, Peabody.

Mr. MacLean studied International Economics at Cambridge University in England and graduated from Trinity College in Hartford, Connecticut with a Bachelor of Arts in Economics and Law in 1992.

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Equity Resource Dover Fund LP

Name	Position and Principal Occupation
Eggert Dagbjartsson	General Partner of Equity Resource Dover Fund LP

Mr. Dagbjartsson began working at Equity Resource Group, Inc. (ERG) in 1985. In 1989, Mr. Dagbjartsson became ERG’s Chief Investment Officer, with primary responsibility for the valuation and negotiation of investment acquisitions for various Equity Resource Funds. In 1992, Mr. Dagbjartsson became Executive Vice President and Principal of ERG. In 2002, Mr. Dagbjartsson became the Managing Director of Equity Resource Investments LLC. In addition to being the General Partner of Equity Resource Dover Fund, Mr. Dagbjartsson is a Co-General Partner of the following Equity Resources Funds: Equity Resource Fund XVII, Equity Resource Fund XIX, Equity Resource Fund XXII, Equity Resource Fund XXIII, Equity Resource General Fund, Equity Resource Cambridge Fund, Equity Resource Brattle Fund, Equity Resource Bay Fund, Equity Resource Pilgrim Fund, Equity Resource Bridge Fund, Equity Resource Boston Fund, Equity Resource Lexington Fund, Equity Resource Arlington Fund, Equity Resource Harbor Fund, Equity Resource Weston Fund.

During the past five years, Mr. Dagbjartsson has not been convicted in a criminal proceeding or been a party to any procedural or administrative proceeding that resulted in a judgment, decree or final order enjoining Mr. Dagbjartsson from future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities law.

Equity Resource Dover Fund Limited Partnership was formed under Massachusetts law in February 2004 for the purpose of providing a secondary market for real estate limited partnership interests. Its predecessor entity, Equity Resource Group, Inc., was formed under Massachusetts law in March 1981 for the purpose of providing financial consulting services in the field of real estate limited partnerships syndicated through private placement offerings. The corporation’s functions include advising real estate developers, investors and syndicators in the areas of financial analysis, negotiation and the structuring of investment entities.

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